Exhibit 4.4

KOTURA, INC.

RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (the “Agreement”), dated as of                             , 2013 (the “Date of Grant”), is made by and between Kotura, Inc., a California corporation (the “Company”), and                                        (the “Grantee”).

WHEREAS, the Company maintains the Second Amended and Restated 2003 Stock Plan (as amended from time to time, the “Plan”), pursuant to which the Company may grant Restricted Stock Units;

WHEREAS, the Company desires to grant to the Grantee the number of Restricted Stock Units provided for herein;

NOW, THEREFORE, in consideration of the recitals and the mutual agreements herein contained, the parties hereto agree as follows:

Section 1.               Grant of Restricted Stock Unit Award

(a)                                 Grant of Restricted Stock Units. The Company hereby grants to the Grantee                        Restricted Stock Units (the “Award”) on the terms and conditions set forth in this Agreement and as otherwise provided in the Plan.

(b)                                  Incorporation of Plan; Capitalized Terms. The provisions of the Plan are hereby incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan. The Administrator shall have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations thereunder, and its decision shall be binding and conclusive upon the Grantee and his/her legal representative in respect of any questions arising under the Plan or this Agreement.

Section 2.               Terms and Conditions of Award

The grant of Restricted Stock Units provided in Section 1(a) shall be subject to the following terms, conditions and restrictions:

(a)                                 Limitations on Rights Associated with Units. The Restricted Stock Units are bookkeeping entries only. The Grantee shall have no rights as a stockholder of the Company, no dividend rights and no voting rights with respect to the Restricted Stock Units.

(b)                                 Restrictions. Restricted Stock Units and any interest therein, may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution. Any attempt to dispose of any Restricted Stock Units in contravention of the above restriction shall be null and void and without effect.  If Mellanox Technologies, Ltd does not acquire the majority of the shares in the Company, the Award shall be forfeited immediately and without payment of compensation to the Grantee.

(c)                                  Lapse of Restrictions. Except as may be otherwise provided herein, the Restricted Stock Units subject to the Award shall become vested and non-forfeitable with respect to (i)  fifteen percent (15%) of the total number of Restricted Stock Units subject to the Award on the first quarterly date to occur following the one (1)-year anniversary of [                      ] (the “Vesting Commencement Date”), (ii) thirty-five percent (35%) of the total number of Restricted Stock Units subject to the Award on the first quarterly date to occur following the two (2)-year anniversary of the Vesting Commencement Date, and (iii) six and a quarter percent (6.25%) of the Restricted Stock Units on each quarterly anniversary of the Vesting Commencement Date thereafter, in each case, subject to Grantee’s continued Service through each such date.  In the event of Grantee’s death, Restricted Stock Units that have not yet vested shall be forfeited immediately upon such death.

(d)                                 Timing and Manner of Payment of Restricted Stock Units. As soon as practicable after the date any Restricted Stock Units subject to the Award become vested and non-forfeitable (and in any event, not later than March 15 of the year following the year in which the vesting occurs) (the “Payment Date”), such Restricted Stock Units shall be paid by the Company delivering to the Grantee a number of Shares equal to the number of Restricted Stock Units that become vested and non-forfeitable upon that Payment Date. The Company shall issue the Shares either (i) in certificate form or (ii) in book entry form, registered in the name of the Grantee. Delivery of any certificates will be made to the Grantee’s last address reflected in the books and records of the Company and its affiliates unless the Company is otherwise instructed in writing by Grantee or his heirs or permissible assigns. Neither the Grantee nor any of the Grantee’s successors, heirs, assigns or personal representatives shall have any further rights or interests in any Restricted Stock Units that are so paid. Notwithstanding anything herein to the contrary, the Company shall have no obligation to issue Shares in payment of the Restricted Stock Units unless such issuance and such payment shall comply with all relevant provisions of law and the requirements of any stock exchange or other securities market on which the Shares are traded.

(e)                                  Termination of Service. In the event of the termination of Grantee’s Service prior to the lapsing of the restrictions in accordance with Section 2(c) hereof with respect to any of the Restricted Stock Units granted hereunder, such portion of the Restricted Stock Units held by Grantee shall be automatically forfeited by the Grantee as of the date of termination.  Neither the Grantee nor any of the Grantee’s successors, heirs, assigns or personal representatives shall have any rights or interests in any Restricted Stock Units that are so forfeited.

(f)                                   Corporate Transactions. The following provisions shall apply to the corporate transactions described below:

(i)            In the event of a proposed dissolution or liquidation of the Company, the Award (to the extent not yet vested as of such date) will terminate and be forfeited immediately prior to the consummation of such proposed transaction, unless otherwise provided by the Administrator.

(ii)           In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, the Award shall be assumed or substituted with an equivalent award by such successor corporation, parent or subsidiary of such successor corporation; provided that the Administrator may determine, in the exercise of its sole discretion in connection with a transaction that constitutes a permissible distribution event under Section 409A(a)(2)(v) of the Code, as applicable, that in lieu of such assumption or substitution, the Award shall be vested and non-forfeitable and any conditions or restrictions on the Award shall lapse, as to all or any part of the Award, including Restricted Stock Units as to which the Award would not otherwise be non-forfeitable.

(g)                                  Income Taxes. Except as provided in the next sentence, the Company shall withhold and/or reacquire a number of Shares issued in payment of (or otherwise issuable in payment of, as the case may be) the Restricted Stock Units having a Fair Market Value equal to all federal, state, local and foreign taxes that the Company determines it or the Grantee’s employer (the “Employer”) is required to withhold under applicable tax laws with respect to the Restricted Stock Units (with such withholding obligation determined based on any applicable minimum statutory withholding rates). In the event the Company cannot (under applicable legal, regulatory, listing or other requirements, or otherwise) satisfy such tax withholding obligation in such method, the Company may satisfy such withholding by any one or combination of the following methods: (i) by requiring the Grantee to pay such amount in cash or check; (ii) by deducting such amount out of any other compensation otherwise payable to the Grantee; and/or (iii) by allowing the Grantee to surrender Shares of the Company which (a) either have been owned by the Grantee for such period (if any) as may be required to avoid a charge to the Company’s earnings, and (b) have a Fair Market Value on the date of surrender equal to the amount required to be withheld. For these purposes, the Fair Market Value of the Shares to be withheld or repurchased, as applicable, shall be determined on the date that the amount of tax to be withheld is to be determined.

Section 3.               Miscellaneous

(a)                                 Notices. Any and all notices, designations, consents, offers, acceptances and any other communications provided for herein shall be given in writing and shall be delivered either personally or by registered or certified mail, postage prepaid, which shall be addressed, in the case of the Company to the Board of Directors of the Company at the principal office of the Company and, in the case of the Grantee, to the Grantee’s address appearing in the books and records of the Company or to the Grantee’s residence or to such other address as may be designated in writing by the Grantee or his heirs or permissible assigns.

(b)                                 No Right to Continued Employment. Nothing in the Plan or in this Agreement shall confer upon the Grantee any right to continue in the employ of the Company, a Parent, a Subsidiary or an affiliate or shall interfere with or restrict in any way the right of the Company, Parent, Subsidiary or an affiliate, which is hereby expressly reserved, to remove, terminate or discharge the Grantee at any time for any reason whatsoever, with or without Cause and with or without advance notice.

(c)                                  Bound by Plan. By signing this Agreement, the Grantee acknowledges that he/she has received a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all the terms and provisions of both the Plan and this Agreement.  In the event there is a contradiction between the terms of the Plan and this Agreement, the terms of the Plan shall control.

(d)                                 Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and of the Grantee and the beneficiaries, executors, administrators, heirs and successors of the Grantee.

(e)                                  Invalid Provision. The invalidity or unenforceability of any particular provision thereof shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had been omitted.

(f)                                   No Advice Regarding Grant.  The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Grantee’s participation in the Plan, or Grantee’s acquisition or sale of the underlying Shares.  Grantee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.  Grantee is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.  Grantee understands that he or she (and not the Company) shall be responsible for his or her own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.  Grantee has reviewed this Agreement in its entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of this Agreement.

(g)                                  Data Privacy.  Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data as described in this Agreement and any other Award documentation by and among, as applicable, the Employer, the Company, its Parent or any Subsidiary for the exclusive purpose of implementing, administering and managing Grantee’s participation in the Plan.

Grantee understands that the Company and the Employer may hold certain personal information about him or her, including, but not limited to, his or her name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to shares awarded, canceled, exercised, vested, unvested or outstanding in his or her favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).

Grantee understands that Data will be transferred to a Company—designated Plan broker, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan.  Grantee understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country may have different data privacy laws and protections than Grantee’s country.  Grantee understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting the Company’s local human resources representative.  Grantee authorizes the Company, its Plan broker and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing Grantee’s participation in the Plan.  Grantee understands that Data will be held only as long as is necessary to implement, administer and manage his or her participation in the Plan.  Grantee understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Company’s local human resources representative.  Grantee understands, however, that refusing or withdrawing his or her consent may affect his or her ability to participate in the Plan.  For more information on the consequences of Grantee’s refusal to consent or withdrawal of consent, Grantee understands that he or she may contact the Company’s local human resources representative.

(h)                                 Compliance with Laws and Regulations.  The issuance and transfer of the Shares will be subject to and conditioned upon compliance by the Company and Grantee with all applicable state, federal and foreign laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Company’s common stock may be listed or quoted at the time of such issuance or transfer.  The Company shall not be required to issue or deliver any certificate or certificates for any Shares prior to the fulfillment of all of the following conditions: (i) the admission of the Shares to listing on all stock exchanges on which such Shares are then listed, (ii) the completion of any registration or other qualification of the shares under any state, federal, or local law or under rulings or regulations of the U.S. Securities and Exchange Commission or other governmental regulatory body, which the Company shall, in its sole and absolute discretion, deem necessary and advisable, (iii) the obtaining of any approval or other clearance from any governmental agency that the Company shall, in its absolute discretion, determine to be necessary or advisable, and (iv) the lapse of any such reasonable period of time following the date the Restricted Stock Units vest as the Company may from time to time establish for reasons of administrative convenience.

(i)                                     Nature of Grant.  In accepting the Restricted Stock Units, Grantee acknowledges that: (i) the grant of the Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units even if Restricted Stock Units have been granted repeatedly in the past; (ii) all decisions with respect to future awards of Restricted Stock Units, if any, will be at the sole discretion of the Company; (iii) Grantee’s participation in the Plan is voluntary; (iv) Restricted Stock Units are extraordinary items that do not constitute regular compensation for services rendered to the Company or any Subsidiary, and that are outside the scope of Grantee’s employment or service contract, if any; (v) Restricted Stock Units are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, redundancy or end of service payments, bonuses, long service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or any

Subsidiary; (vi) the future value of the underlying Shares is unknown and cannot be predicted with certainty; (vii) in consideration of the award of Restricted Stock Units, no claim or entitlement to compensation or damages shall arise from termination of the Restricted Stock Units or any diminution in value of the Restricted Stock Units or Shares received when the Restricted Stock Units vest resulting from termination of employment or service by the Company or any Subsidiary, and Grantee irrevocably releases the Company and/or the Subsidiary from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, Grantee shall be deemed irrevocably to have waived his or her entitlement to pursue such claim; (viii) the Plan is established voluntarily by the Company.

(j)                                    Language.  If Grantee has received the Agreement or any other Award documentation translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

(k)                                 Electronic Delivery.  The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means.  Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

(l)                                     Modifications. No change, modification or waiver of any provision of this Agreement shall be valid unless the same is in writing and signed by Grantee and a duly authorized officer of the Company.

(m)                             Entire Agreement. This Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and therein and supersede all prior communications, representations and negotiations in respect thereto.

(n)                                 Governing Law. This Agreement and the rights of the Grantee hereunder shall be construed and determined in accordance with the laws of Delaware.  If any provision of the Agreement is determined by a court of law to be illegal or unenforceable, in whole or in part, that provision will be enforced to the maximum extent possible and the other provisions will remain fully effective and enforceable.

(o)                                 Compliance in Form and Operation.  This Agreement, the Restricted Stock Units and payments made pursuant to this Agreement are intended to comply with or qualify for an exemption from Section 409A of the Code and the Treasury Regulations thereunder (“Section 409A”) and shall be interpreted in a manner consistent with that intention.  Notwithstanding any other provision of this Agreement, the Company reserves the right, to the extent the Company deems necessary or advisable, in its sole discretion, to unilaterally amend the Plan and/or this Agreement to ensure that all Restricted Stock Units are awarded in a manner that qualifies for exemption from or complies with Section 409A; provided, however, that the Company makes no representations that the Restricted Stock Units will comply with or be exempt from Section 409A and makes no undertaking to preclude Section 409A from applying to this Restricted Stock Unit award.

(p)                                 Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.

(q)                                 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

APPENDIX A

SPECIAL PROVISIONS FOR RESTRICTED STOCK UNITS

GRANTED TO PARTICIPANTS IN THE UNITED KINGDOM

1.                                      The following provision is inserted immediately after the last sentence of Section 1(b) of the Agreement:

This Agreement forms the rules of the employee share scheme applicable to the United Kingdom based employees of the Company and any Subsidiaries.  All awards granted to employees of the Company or any Subsidiaries who are based in the United Kingdom will be granted on similar terms.  This Agreement incorporates the terms of the Plan with the exception that in the United Kingdom only employees of the Company or any Subsidiaries are eligible to be granted Restricted Stock Units.  Other service providers who are not employees are not eligible to receive Restricted Stock Units in the United Kingdom.

2.                                      The following provision replaces Section 2(g) of the Agreement in its entirety:

(g)                                  Income Taxes. Except as provided in the next sentence, the Company shall withhold and/or reacquire a number of Shares issued in payment of (or otherwise issuable in payment of, as the case may be) the Restricted Stock Units having a Fair Market Value equal to all federal, state, local and foreign taxes, including employee’s and, at the discretion of the Company, employer’s national insurance contributions and other social security contributions, that the Company determines it or the Grantee’s employer (the “Employer”) is required or entitled to withhold under applicable tax laws with respect to the Restricted Stock Units (with such withholding obligation determined based on any applicable minimum statutory withholding rates). In the event the Company cannot (under applicable legal, regulatory, listing or other requirements, or otherwise) satisfy such tax withholding obligation in such method, the Company may satisfy such withholding by any one or combination of the following methods: (i) by requiring the Grantee to pay such amount in cash or check; (ii) by deducting such amount out of any other compensation otherwise payable to the Grantee; and/or (iii) by allowing the Grantee to surrender Shares of the Company which (a) either have been owned by the Grantee for such period (if any) as may be required to avoid a charge to the Company’s earnings, and (b) have a Fair Market Value on the date of surrender equal to the amount required to be withheld. For these purposes, the Fair Market Value of the Shares to be withheld or repurchased, as applicable, shall be determined on the date that the amount of tax to be withheld is to be determined.

3.                                      The following provision is inserted as Section 2(h) of the Agreement:

(h)                                 Tax Indemnity. The Grantee agrees to indemnify and keep indemnified the Company, any Subsidiary, any parent and his/her employing company, if different, from and against any liability for or obligation to pay any liability for income tax, employee’s National Insurance contributions and (at the discretion of the Company) employer’s National Insurance Contributions (or other similar obligations to pay tax and social security wherever in the world arising) that is attributable to (1) the acquisition by the Grantee of the Shares, or (2) the disposal of any Shares.

4.                                      The following provision replaces the last paragraph of Section 3(g) of the Agreement in its entirety:

Grantee understands that Data will be transferred to a Company—designated Plan broker, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan.  Grantee understands that the recipients of the Data may be located in the United States or elsewhere outside the European Union, and that the recipients’ country may have different data privacy laws and protections than Grantee’s country.  Grantee understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting the Company’s local human resources representative.  Grantee authorizes the Company, its Plan broker and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing Grantee’s participation in the Plan.  Grantee understands that Data will be held only as long as is necessary to implement, administer and manage his or her participation in the Plan.  Grantee understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Company’s local human resources representative.  Grantee understands, however, that refusing or withdrawing his or her consent may affect his or her ability to participate in the Plan.  For more information on the consequences of Grantee’s refusal to consent or withdrawal of consent, Grantee understands that he or she may contact the Company’s local human resources representative.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the          day of                       , 2013.

KOTURA, INC.

By:

Its:

GRANTEE ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS AGREEMENT, NOR IN THE PLAN WHICH IS INCORPORATED HEREIN BY REFERENCE, SHALL CONFER UPON GRANTEE ANY RIGHT WITH RESPECT TO CONTINUATION OF SUCH EMPLOYMENT OR CONSULTANCY WITH THE COMPANY, NOR SHALL IT INTERFERE IN ANY WAY WITH GRANTEE’S RIGHT OR THE COMPANY’S RIGHT TO TERMINATE GRANTEE’S EMPLOYMENT OR CONSULTANCY AT ANY TIME, WITH OR WITHOUT CAUSE.

Grantee acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions thereof.  Grantee hereby accepts this Agreement subject to all of the terms and provisions hereof.  Grantee has reviewed the Plan and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of this Agreement.  Grantee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan or this Agreement.  Grantee further agrees to notify the Company upon any change in the residence address indicated below.

GRANTEE:

[Insert Name]

Signature:

Printed
Name:

Address: